Exhibit 99.1

Beazer Homes Announces Closing of Offering of $250 Million Senior Unsecured Notes due 2031

ATLANTA — (BUSINESS WIRE) — March 15, 2024 — Beazer Homes USA, Inc. (NYSE: BZH) (the “Company”) announced today the completion of its previously-announced offering of $250 million aggregate principal amount of 7.500% Senior Unsecured Notes due 2031 (the “Notes”). The Notes were offered in a private offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The net proceeds of the offering will be used to finance the repurchase of the Company’s 6.750% Senior Notes due 2025 (the “2025 Notes”), of which $197.9 million in aggregate principal amount is currently outstanding and which mature on March 15, 2025, with any remaining proceeds to be used for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The offer and sale of the Notes will not be registered under the Securities Act or applicable state securities laws, and the Notes were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act. Unless so registered, the Notes cannot be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

Statements contained in this release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that the redemption of the 2025 Notes described above will be consummated on the terms currently contemplated, if at all. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. The Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

About Beazer Homes USA, Inc.

Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in - saving you money every month. With Beazer’s Choice Plans™, you can personalize your primary living areas - giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.

Beazer Homes USA, Inc.

David I. Goldberg

Sr. Vice President & Chief Financial Officer

770-829-3700

investor.relations@beazer.com

Source: Beazer Homes USA, Inc.